EXHIBIT 99.1

Dime Announces Intention to Redeem Subordinated Debt and Reauthorization of Share Repurchase Plan

Hauppauge, NY – January 26, 2026 – Dime Community Bancshares, Inc. (the “Company”) announced its intention to redeem at par on March 30, 2026, all of its outstanding $40,000,000 principal amount of Fixed/Floating Subordinated Debentures (the "Debentures") due 2030. The proposed redemption is part of the Company’s ongoing capital management strategy and reflects its strong capital position and liquidity profile. The redemption of the Debentures is expected to be funded with cash on hand and will be accretive to EPS.

In addition, the Company’s Board of Directors has reauthorized its share repurchase program, allowing the repurchase of up to 1,566,947 of its outstanding common shares that remain under its existing repurchase plan. The timing and amount of any repurchases will depend on market conditions, regulatory approvals, and other factors. There can be no assurance that any repurchases will be completed in full or at all.

Stuart H. Lubow, CEO and President, stated, “These actions underscore our continued confidence in Dime's financial strength and long-term prospects. With a Total Capital Ratio in excess of 16%, Dime has the flexibility to efficiently manage our capital while continuing to support organic growth.”

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with approximately $15 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Operating Officer and Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

 ¹ Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated.